Exhibit 99.01

Press Release www.shire.com

Shire Provides Update on Biologics License Application (BLA) Filing for REPLAGAL® (agalsidase alfa) with the U.S. Food and Drug Administration (FDA)

Cambridge, Massachusetts, US – February 24, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces it has received Fast Track designation from the FDA for REPLAGAL® (agalsidase alfa), its enzyme replacement therapy for Fabry disease.

Shire filed a BLA for REPLAGAL in December 2009. The FDA requested additional human pharmacokinetic data to confirm comparability between product that was manufactured in roller bottles, and that which is manufactured in bioreactors. Product made by the bioreactor process is already approved for commercial use in the European Union as well as a number of other countries.

As a result of this request, Shire withdrew its December BLA filing, and, at the suggestion of the FDA, requested and received Fast Track designation. Shire will immediately initiate the rolling submission of the REPLAGAL BLA, and will submit the requested pharmacokinetic data around mid-year.

Fast Track designation is an FDA-approved process that facilitates the development and expedites the review of drugs to treat serious diseases and fill an unmet medical need with the goal of getting important new treatments to patients earlier. This process allows a company to file the sections of the BLA as they become available instead of filing all the sections at once. It also enables the agency to commence its review and proceed on a rolling basis as the additional sections are completed and submitted for review.

“We will continue to work closely with the FDA in the coming months on the rolling BLA submission for REPLAGAL, “said Sylvie Grégoire, President, Shire Human Genetic Therapies. “We remain committed to continuing to provide Fabry patients in the United States with REPLAGAL under the treatment protocol.”

REPLAGAL is currently approved for the treatment of Fabry disease in 45 countries and has been available to U.S. patients since December 2009 under an FDA-approved treatment protocol filed at the request of FDA. The REPLAGAL early access program was put in place as a result of the supply disruption of the only currently marketed treatment for Fabry disease in the U.S.

Financial guidance for 2010 provided in Shire’s year-end results press release and earnings call on February 19, 2010 remains unchanged.

About REPLAGAL® (agalsidase alfa)

REPLAGAL is a human form of enzyme alpha-galactosidase A (a-Gal A) manufactured in a human cell line by gene activation. REPLAGAL is approved in 45 countries worldwide. REPLAGAL is not currently approved for commercial sale in the U.S.

REPLAGAL is the only human-cell-line-derived form of enzyme replacement therapy (ERT) that is indicated for the long-term treatment of patients with a confirmed diagnosis of Fabry disease (α-galactosidase A deficiency).

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

About Fabry disease

Fabry disease is a lysosomal storage disorder (LSD) that interferes with the body’s ability to break down a specific fatty substance (globotriaosylceramide or Gb3) which accumulates within the body due to deficiency of a specific enzyme (α-galactosidase A).

Fabry disease affects both males and females and can present with a number of signs or symptoms of variable degree, such as cardiovascular and/or renal dysfunction, intense or burning pain, heat intolerance, skin lesions, gastrointestinal complaints, hearing loss, and ocular problems.

Lifespan is typically reduced in patients with Fabry disease by approximately 20 years in men and 15 years in women, compared with the general population.1,2 The principal causes of death are renal failure, cardiomyopathy and cerebrovascular events (e.g. stroke).3

Fabry disease affects an estimated 8,000 to 10,000 people worldwide.

References

1. MacDermot KD, Holmes A, Miners AH. Anderson-Fabry disease: clinical manifestations and impact of disease in a cohort of 60 obligate carrier females. J Med Genet 2001;38:769-75.

2. MacDermot KD, Holmes A, Miners AH. Natural history of Fabry disease in affected males and obligate carrier females. J Inherit Metab Dis 2001;24 Suppl 2:13-14.

3. Mehta A, Widmer U. Natural history of Fabry disease. In: Mehta A, Beck M, Sunder-Plassmann G, editors. Fabry disease: perspectives from 5 years of FOS. Oxford: Oxford PharmaGenesis Ltd; 2006: p. 183-8.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 617 551 9715

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Jessica Cotrone (North America, HGT)	+1 781 482 9538

Notes to editors

SHIRE PLC
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.